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Exhibit 10.6

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 1st day of March, 2007 (the "Effective Date"), by and between Krona Acquistion Corp a Delaware corporation (the "Company") and Geoffrey D. Osler (the "Consultant").

RECITALS

        A.    The Company desires to retain the Consultant on an independent contractor basis to provide certain consulting services to the Company;

        B.    The Company and the Consultant desire to enter into this Agreement, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth below, the parties agree as follows:

AGREEMENT

1.    Services.    Until this agreement is terminated as provided herein, Company hereby retains Consultant and Consultant hereby agrees to act in such capacity and to provide the following services to the Company (the "Services"):

          a.     Provide strategic advice with respect to financial, business development and operational matters, including providing advice and support to the Company's management and/or Board of Directors regarding

              (i)  general business strategy, marketing and business development;

             (ii)  development review and execution of the company's marketing plans, including product strategy, pricing models, channel development and development of key performance goals and metrics;

           (iii)  development and implementation of its corporate and marketing communication strategies;

            (iv)  major corporate development projects or initiatives and the identification and development of strategic opportunities and partnerships;

             (v)  ongoing development of the marketing function and organization, business processes, and execution against plan;

The Consultant shall diligently and conscientiously devote his best efforts to discharge the duties hereunder in a manner satisfactory to the Company. While no minimum number of hours is contemplated, it is the expectation of the parties that Consultant will devote such time as is required to provide the consulting services described above as and when reasonably requested by the Company. It is the parties' expectation that the provisions of such consluting services will require on average a substantial time commitment but not a full-time commitment.

2.    Consulting Term.    The parties desire to enter into a consulting relationship as provided in this Agreement. This Agreement will become effective as of the Effective Date and shall continue in effect thereafter unless and until terminated by either party, in such party's sole discretion, upon thirty (30) days' prior written notice to the other party. Upon termination of this Agreement or upon request, Consultant will promptly deliver to the Company all documents and other materials of any nature (and all copies thereof) pertaining to the Services, in addition to documents or items Consultant is required to return to the Company under the Confidential Information and Inventions Agreement, and will not retain copies of any such documents, materials or items. This obligation will survive the termination of this Agreement.

3.    Compensation.    Subject to the terms and conditions of this Agreement, the Company shall pay to the Consultant, as compensation for the Consultant's Services, Ten Thousand Dollars ($10,000) per month in cash for the duration of the Term. Payment shall be due on the first of each month to apply to services to be rendered during that month. Consultant shall also be eligible for a cash bonus at the end of the Term, in the event that Consultant meets certain performance criteria as determined by the Board of Directors, in its sole discretion. Consultant shall not be entitled to any further benefits or compensation from the Company during the Term hereof.

4.    Expenses.    Consultant shall not be authorized to incur on behalf of the Company any individual expense in excess of $500 or any aggregate expense amount in excess of $5,000 without the prior consent of the CEO of the Company. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services. All expense reimbursements shall be paid to Consultant within thirty (30) days of submission of the invoice and/or related documentation.

5.    Representations of the Consultant.    The Consultant hereby represents and warrants to the Company that (a) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, (b) the execution and delivery of this Agreement by the Consultant and the performance of the Consultant's obligations hereunder will not conflict with or breach any agreement, order or decree to which the Consultant is a party or by which he is bound, (c) all federal and state licenses, registrations and permits required to be maintained by the Consultant in order to permit him to perform his obligations hereunder are in full force and effect, and (d) the Consultant has not been the subject of any disciplinary actions under federal or state securities laws.

6.    Supervision of Consultant's Services.    All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Chief Executive Officer (CEO). Consultant will report to the Company's Chief Executive Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the CEO.

7.    Confidential Information and Inventions.    Concurrent with the execution of this Agreement, Consultant shall execute and perform the covenants and conditions of the Company's Independent Contractor Confidential Information and Inventions Agreement (the "Confidential Information and Inventions Agreement") in the form attached hereto as Exhibit A.

8.    Termination by the Company or by the Consultant.    Either party shall have the right to terminate this Agreement with or without cause at any time during the Term of this Agreement. The party wishing to terminate the agreement will give notice to the other party as set forth in Section 2. After the date of any such termination, the Consultant shall be entitled to the consulting fee due him through the day on which such termination becomes effective. Any termination of this Agreement shall not affect to any extent the Consultant's obligations pursuant to the Confidential Information and Inventions Agreement.

9.    Relationship of Parties.    THE CONSULTANT IS AN INDEPENDENT CONTRACTOR AND IS IN NO WAY AUTHORIZED TO MAKE ANY CONTRACT, AGREEMENT, OBLIGATION OR REPRESENTATION ON BEHALF OF THE COMPANY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EXPENSES OF ANY NATURE OR DESCRIPTION WHATSOEVER INCURRED BY THE CONSULTANT IN THE PERFORMANCE OF THE CONSULTANT'S SERVICES HEREUNDER SHALL BE PAID BY THE CONSULTANT WHO SHALL NOT BE ENTITLED TO ANY REIMBURSEMENT OR CREDIT FROM THE COMPANY. THE CONSULTANT ACKNOWLEDGES THAT, AS AN INDEPENDENT CONTRACTOR, THE COMPANY IS NOT RESPONSIBLE TO WITHHOLD INCOME OR EMPLOYMENT TAXES FOR THE CONSULTANT OR TO PAY THE EMPLOYMENT TAXES ASSESSED TO AN EMPLOYER IN RESPECT TO A "CONSULTANT" OR OTHER SAID OR LEGAL CONSULTANT BENEFITS.

10.    Notices.    Any notice or any communication under or in connection with this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by overnight delivery service, certified or registered mail, postage prepaid, to the address set forth below.

11.    Entire Agreement.    This document contains the entire agreement of the parties with respect to its subject matter, and supersedes any and all agreements or understandings, whether written or oral, that may have been made between the parties prior to the date of execution. This Agreement may not be changed or terminated orally, and no change, termination or waiver of any of its provisions shall be valid, unless in writing and signed by the party against whom such change, termination or waiver is sought to be enforced.

12.    Governing Law; Severability; Assignment.    This Agreement will be governed by the laws of the State of Washington without regard to its choice of law principles to the contrary, and the parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. This Agreement will be enforced to the fullest extent permitted by applicable law. The failure of either party to insist upon strict performance of any of the terms and conditions in this Agreement, or to exercise any rights or remedies, shall not be construed as a waiver of such party's rights to assert any of the same or to rely on any such terms and conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this Agreement shall not affect the validity of other parts hereof. It is agreed that the Services to be furnished hereunder by Consultant shall not be assigned or delegated without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KRONA ACQUISITION CORP.	CONSULTANT

By: Johan Liedgren Its: Chairman	Geoffrey D. Osler
Address:	Address:
Seattle, WA 98105
Fax Number: 206-	Fax Number: 206-347-0524

EXHIBIT A
INDEPENDENT CONTRACTOR CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT

        In consideration of my engagement as an independent contractor with Krona Acquisition, Corp., a Delaware corporation (the "Company"), the training, contacts and experience that I may receive in connection with such engagement, the compensation paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

Section 1.    Definitions

        The following terms have the following specified meanings:

        "Confidential Information" means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed, or discovered by me whether solely or jointly with others, during the Term or (b) is or has been received or otherwise becomes known to me in connection with my engagement. Without limiting the generality of the foregoing, Confidential Information includes information relating to Inventions and Works, trade secrets, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential.

        "Inventions and Works" means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company's business, research or investigations or results from or is suggested by any work performed by me for the Company and (b) created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, while engaged in performing Services for the Company.

        "Materials" means any product, prototype, sample, model, document, diskette, tape, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information or Inventions and Works.

        "Proprietary Right" means any patent, copyright, mask work, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works, or Material.

        "Term" means the period from the beginning of my engagement with the Company through the last day of such engagement.

Section 2.    Confidential Information, Inventions and Works, and Materials

2.1    Ownership.    As between the Company and me, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute "works made for hire" under applicable copyright laws.

2.2    Assignment.    I hereby irrevocably assign and transfer to the Company all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, subject to the limitations set forth in the notice below. This assignment and transfer is independent of any obligation or commitment made to me by the Company. Further, I hereby waive any moral rights that I may have in or to any Confidential Information, Inventions and Works, Materials and Proprietary Rights. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company and at the Company's expense, to evidence, transfer, vest or confirm the Company's right, title and interest in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, and the license rights described in Section 2.6 below. I will not contest the validity of any Proprietary Rights provided that such Proprietary Right relates to Confidential Information, Inventions and Works, or Material properly designated as such. If I have any question as to whether any information, an invention, a work, a material or a right qualifies, respectively, as Confidential Information, an Invention, a Work, a Material or a Proprietary Right, I will inform the Company of the nature of such information, invention, work, material or right for the Company's determination as to whether such information, invention, work, material or right is, respectively, Confidential Information, an Invention, a Work, a Material or a Proprietary Right.

NOTICE: The parties acknowledge that I shall be and act as an independent contractor (and not as an employee of the Company) in performing work for the Company.

        However, if I am for any reason deemed to be an employee of the Company, or if RCW 49.44.140 or any similar state law extending benefits or rights to employees is deemed to apply to me, I acknowledge that I have read and received the notices set forth in the Invention Notice Schedule attached to this Agreement and that this notice satisfies the written notice and other requirements of Washington law under RCW 49.44.140 as set forth in the Invention Notice Schedule attached to this Agreement and the state law principles that may be relied upon in extending such benefits or rights to me.

2.3    Company Authority.    If the Company is unable for any reason to secure my signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions and Works assigned to the Company above, then I irrevocably appoint the Company and its authorized agents as my agent and attorney in fact, to transfer, vest or confirm the Company's rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by me.

2.4    Use Restrictions.    Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions and Works or Materials or (b) remove any Materials from the Company's premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term. I will take all action necessary to protect the confidentiality of the Confidential Information, Inventions and Works or Materials including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying thereof.

2.5    Disclosure Obligations.    I will promptly disclose to the Company all Confidential Information, Inventions and Works, and Materials. I agree that at the end of the Term I will deliver to the Company (and will not keep in my possession, re-create or deliver to anyone else) any and all Inventions and Works, Materials and other property belonging to the Company, its successors or assigns.

2.6    Prior Inventions.    I have attached as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the Term (collectively referred to as "Prior Inventions"), which belong to me or in which I have an interest, which relate to the Company's current or proposed business, products or research and development, and which are not assigned to the Company. I represent and warrant that this list is complete and accurate. If no such Prior Inventions exist, then I have written "none" on Exhibit A or left it blank. If Exhibit A is left blank or reads "none," then I represent that there are no Prior Inventions. Notwithstanding the notice in Section 2.2, if, during the Term, I use any Prior Inventions with or incorporate any Prior Invention in any Confidential Information, Inventions and Works or Materials into a Company product, process or machine, I hereby irrevocably grant to the Company, to the full extent of my rights in and to the same, a fully paid-up, perpetual, worldwide right and license to sublicense, disclose, offer, copy, distribute, import, make, have made, make derivative works of, use and otherwise exploit any trade secrets, copyrights, patents or other proprietary rights to the Prior Inventions belonging to me or a third party with such Confidential Information, Inventions and Works, or Materials.

Section 3.    No Conflicting Obligations

3.1    No Solicitation.    During the Term and for a period of one (1) year after the end of the Term, I will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, me or any enterprise with which I am in any way associated.

3.2    No Breaches.    My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound. I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this Section 3.2 will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

3.3    No Disparagement.    Neither the Company nor I will (a) make any false, misleading or disparaging representations or statements with regard to the other party or the products or services of the other party; or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the other party.

3.5    Diversion of Company Business.    During the Term and for a period of one (1) year after the end of the Term, I will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the twelve (12) months prior to the end of the Term. Notwithstanding the foregoing provision, nothing in this Section 3.5 shall prevent Consultant from engaging the services of or doing business with any customer of the Company in connection with any business or services that are separate from and/or unrelated to the business being conducted with the Company.

Section 4.    General Provisions

4.1    At-Will Engagement.    This Agreement is not a contract of employment and no rights of employment are hereby created. Unless otherwise set forth in a written agreement signed by me and the Company, my engagement with the Company is "at will" and may be terminated at any time, with or without cause, by me or the Company.

4.2    Survival.    The following provisions will survive the termination or expiration of this Agreement: Sections 1, 2, 3.1, 3.3, 3.4, 3.5 and 4.

4.3    Equitable Relief.    In the event of any breach of or default under this Agreement by me, the Company may suffer irreparable harm and have no adequate remedy at law. In the event of any such breach or default, or any threat of such breach or default, the Company will be entitled to injunctive relief, specific performance and other equitable relief. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys' fees and other costs incurred in that action or proceeding. The rights and remedies of the Company under this Section 4.3 are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise.

4.4    Severability.    This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

4.5    No Waiver.    The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company's rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.

4.6    Entire Agreement.    This Agreement shall be effective as of the date I execute the Agreement and shall be binding upon me, my heirs, executors, assigns and administrators. This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions and Works, Materials and Proprietary Rights of the Company. This Agreement is independent of any other written agreements between me and the Company regarding other aspects of my engagement. This Agreement may not be amended, except in a writing signed by me and an authorized representative of the Company.

4.7    Governing Law and Venue.    This Agreement will be governed by the laws of the State of Washington without regard to its choice of law principles to the contrary. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.

4.8    Acknowledgement.    I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company's business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration and (d) I have received a copy of this Agreement.

This Agreement shall be effective as of April 1, 2007.

INDEPENDENT CONTRACTOR	ACCEPTED: Krona Acquisition Corp.

Signature:	Johan Liedgren
FULL NAME (print or type)	Chairman
Soc. Sec. No.

Invention Notice Schedule

California

  The following notice applies to employees who live in the State of California:

  In accordance with California law, this Agreement does not apply to inventions that I developed entirely on my own time without using the Company's equipment, supplies, facilities or trade secret information, except for those inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company.

Illinois

  The following notice applies to employees who live in the State of Illinois:

  In accordance with Illinois law, this Agreement does not apply to, and I have no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for the Company.

Kansas

  The following notice applies to employees who live in the State of Kansas:

  In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, unless: (a) the invention relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for the Company.

Minnesota

  The following notice applies to employees who live in the State of Minnesota:

  In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company.

North Carolina

  The following notice applies to employees who live in the State of North Carolina:

  In accordance with North Carolina law, this Agreement does not apply to an invention that I developed entirely on my own time without using the Company's equipment, supplies, facility or trade secret information except for those inventions that (a) relate to the Company's business or actual or demonstrably anticipated research or development, or (b) result from any work performed by me for the Company.

Utah

  The following notice applies to employees who live in the State of Utah:

  I acknowledge and agree that this Agreement is not an employment agreement under Utah law or otherwise. However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by me entirely on my own time and is not an employment invention as defined in Utah Code Ann. § 34-39-2(1), except as permitted under Utah Code Ann. § 34-39-3.

Washington

  The following notice applies to employees who live in the State of Washington:

  I acknowledge and agree that this Agreement is not an employment agreement under Washington law or otherwise. However, if and only to the extent I am deemed to be an employee or if RCW 49.44.140 is deemed to apply to me, then pursuant to RCW 49.44.140, the Company has no rights under this Agreement to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on my own time, unless: (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for the Company.

QuickLinks

  Exhibit 10.6
CONSULTING AGREEMENT
RECITALS
AGREEMENT